September 23, 2010

Board of Directors
New Generation Biofuels Holdings, Inc.
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045

Gentlemen:

We are acting as counsel to New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”) , in connection with its registration statement on Form S-3, as amended (File No. 333-156449) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and in connection with the proposed issuance and sale in a public offering (the “Offering”) of (i) 3,557,692 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) and (ii) warrants (the “Warrants”) to purchase 2,668,269 shares (the “Warrant Shares,” and together with the Shares, the “Securities”) to be sold by the Company pursuant to a securities purchase agreement dated September 22, 2010, entered into with the purchasers of the Securities (the “Securities Purchase Agreement”), and to the terms of that certain Placement Agent Agreement (the “Placement Agent Agreement”) dated August 12, 2010, and Amendment No 1. to the Placement Agent Agreement dated September 22, 2010, between the Company and the placement agent named therein, and pursuant to a prospectus dated January 27, 2009, which forms a part of the Registration Statement (the “Base Prospectus”), as supplemented by a prospectus supplement dated September 22, 2010 (together with the Base Prospectus, the “Prospectus”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have reviewed copies of (1) the Securities Purchase Agreement, (2) the Warrant agreements entered into with the purchasers of the Securities (the “Warrant Agreements”), (3) the Company’s Amended & Restated Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), (4) the Company’s Bylaws as in effect on the date hereof (the “Bylaws”) (together with the Articles of Incorporation, the “Organizational Documents”), (5) a certificate of the Company’s Chief Executive Officer, and (6) the Placement Agent Agreement, (collectively, the Securities Purchase Agreement, the Warrant Agreements and the Placement Agent Agreement are referred to herein as the “Transaction Documents”).  As to various matters of fact material to this opinion we have relied upon factual representations made by the Company in the Transaction Documents and upon certificates of officers of the Company or of public officials delivered to us. We have examined the originals or copies of such corporate documents and records and other certificates, opinions and instruments and have made such other investigation as we have deemed necessary in connection with the opinions hereinafter set forth.

We have assumed, among other things, the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  In examining documents, we have assumed that the parties executing the same, other than the Company, have all necessary power to enter into and perform all of their obligations thereunder and have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties and that such documents are legal, valid, binding and enforceable obligations of such parties in accordance with their respective terms and that the representations and warranties made in such documents by such parties are true and correct.  We have also assumed that each natural person executing any document relating to the matters covered by this opinion letter has the capacity and is legally competent to do so.

We are attorneys licensed to practice in the State of Minnesota.  Our opinions expressed below are limited to the laws of the State of Minnesota (excluding its conflict of laws principles), the Florida Business Corporation Act (without examination of any judicial opinions applicable to such law), and the federal laws of the United States of America.  With respect to our opinion in Paragraph 2 relating to the Warrants being valid and binding obligations of the Company, which by their terms are governed by the laws of the State of New York, we have assumed without investigation or review that the internal laws of the State of New York are identical to the internal laws of the State of Minnesota.  No opinion is expressed as to the laws of any other jurisdiction or to the effect which the laws of any other jurisdiction might have on the subject matter of the opinions hereinafter set forth under conflict of law principles or otherwise.

Based upon and subject to the foregoing, it is our opinion as of this date that:

1.
When the Shares are issued pursuant to the terms of the Securities Purchase Agreement, including due execution and delivery on behalf of the Company of certificates therefor and receipt by the Company of the consideration for the units, of which the Shares are a component, as specified in the resolutions of the Board of Directors , the Shares will be validly issued, fully paid, and non-assessable.

2.
When the Warrants are issued pursuant to the terms of the Securities Purchase Agreement, including due execution and delivery on behalf of the Company of the Warrant Agreements and receipt by the Company of the consideration for the units, of which the Warrants are a component, as specified in the resolutions of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.  When issued and delivered upon valid exercise of the Warrants and payment of the applicable exercise price, the Warrant Shares will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above with respect to the opinions expressed herein, all of our opinions expressed herein are subject to the following additional qualifications:

A.
The opinions expressed above are qualified to the extent that the validity or enforceability of any provisions of the Transaction Documents may be subject to or affected or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent or preferential transfer or conveyance, equitable subordination, or similar laws or decisions relating to or affecting the rights of creditors generally, (ii) the limitations or restrictions on a party’s ability to enforce contractual rights or bring a cause of action under state law or within the courts of such state if such party has failed to comply with applicable qualification, authorization, registration, notice or similar filing requirements of such state; (iii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing, and the rules of law governing, and discretion of a court (at law or in equity) in granting, specific performance, injunctive relief, or any other equitable remedy, (iv) our assumption that there exist no other agreements (other than the Transaction Documents and the documents specifically referred to therein), understandings, or negotiations among the parties to the Securities Purchase Agreement that would modify the terms of any Transaction Document or the respective rights or obligations of the parties thereunder, and (v) our assumption that there has not been any mutual mistake of fact or fraud, duress or undue influence.

B.	We express no opinion respecting compliance with, or the applicability or effect of, any state or federal antitrust laws, rules, or regulations.

C.
We express no opinion as to the effect of any state law, federal law or equitable principle, providing for an obligation of good faith in the performance or enforcement of contracts and prohibiting disclaimer of such obligation.

D.
Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person or entity.  In rendering this opinion, we assume no obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein or to revise or supplement this opinion if the present laws of any jurisdiction are changed by legislative action, judicial decision, or otherwise; if the facts as they presently exist change; or if matters not presently known to us hereafter come to our attention.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Form 8-K filing noted below and may not be used for any other purpose without our prior written consent.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 23, 2010, and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, including the rules and regulations of the SEC, or Item 509 of Regulation S-K.

Sincerely,

FREDRIKSON & BYRON, P.A.

By:	/s/ Todd A. Taylor
Todd A. Taylor